Exhibit 99.11

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

[FORM OF LEGAL OPINION]

[____________, 2026]

ETF Series Solutions

615 East Michigan Street

Milwaukee, Wisconsin 53202

RE: Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

We have acted as counsel to Truth Social Funds (the “Acquiring Trust”), a business trust, established under Ohio law pursuant to an Amended and Restated Agreement and Declaration of Trust effective October 22, 2025 (the “Declaration of Trust”).

This opinion relates to the Acquiring Trust’s Registration Statement on Form N-14 (the “Registration Statement”) and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of such Registration Statement under the Securities Act. The Registration Statement relates to the registration of shares of beneficial interest (collectively, the “Shares”), without par value, of the Truth Social America First ETF, a series of the Acquiring Trust (the “Acquiring Fund”). We understand that the Registration Statement is filed with the Commission pursuant to the requirements of the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust’s Declaration of Trust and Bylaws, applicable resolutions of the Trust’s Board of Trustees, and originals or copies of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Acquiring Fund, substantially in the form in which they are being filed in the Registration Statement (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of the Shares in connection with the reorganization of the Point Bridge America First ETF, a series of ETF Series Solutions (the “Target Fund”) into the Acquiring Fund, pursuant to the Declaration of Trust and an Agreement and Plan of Reorganization by and among the ETF Series Solutions, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund (the “Agreement”). In reaching the opinions set forth below, we have assumed that holders of shares of the Acquiring Fund will receive Shares of the corresponding Target Fund, with the same aggregate net asset value as the aggregate net asset value of the Target Fund’s shares at the time of the Reorganization as described in the Registration Statement and the Agreement.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to Chapter 1746 of the Ohio Revised Code (the “Ohio Business Trust Act”), as amended, and the provisions of the Investment Company Act of 1940, as amended, that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Section 6.1 of the Declaration of Trust provides that shareholders of the Trust shall not be subject to “any personal liability whatsoever to any person in connection with [Acquiring] Trust property or the acts, obligations or affairs of the [Acquiring] Trust solely by reason of being or having been a [s]hareholder” of the Acquiring Fund. There is a remote possibility, however, that, under certain circumstances, shareholders of an Ohio business trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of that state to a controversy involving the trust’s obligations. The Agreement or Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)

The Acquiring Trust has been formed as a voluntary association with transferable shares of beneficial interest commonly referred to as an “Ohio business trust,” and is validly existing under the laws of the State of Ohio, is in good standing with the Secretary of the State of Ohio, and has the power under the Declaration of Trust and Ohio law applicable to Ohio business trusts to enter into the Agreement and to own all of the Acquiring Fund’s properties and assets as described in the Acquiring Trust’s Registration Statement;

(b)

The Agreement has been duly authorized, executed and delivered by the Acquiring Trust, on behalf of the Acquiring Fund, and is a valid and binding obligation of the Acquiring Trust, on behalf of the Acquiring Fund, enforceable against the Acquiring Trust and the Acquiring Fund in accordance with its terms;

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(c)

The Acquiring Fund Shares to be issued and delivered to the Target Fund Shareholders as provided by this Agreement are duly authorized and, upon such delivery will be validly issued, fully paid and nonassessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has, as such holder, any preemptive rights to subscription or purchase any securities of the Acquiring Fund, under the Declaration of Trust or the Acquiring Trust’s Bylaws or the laws of the State of Ohio;

(d)

The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated by the Agreement in accordance with its terms will not, result in a violation of the Declaration of Trust or the Acquiring Trust’s Bylaws; and

(e)

The Acquiring Trust is a registered investment company classified as a management company of the open-end type under the 1940 Act, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect.

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

On behalf of Practus, LLP

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